Exhibit 23.6

Consent of Great Place to Work Institute

May 21st, 2013

Graña y Montero S.A.A.

Av. Paseo de la Republica 4667

Surquillo, Lima 34

Peru

Ladies and Gentlemen:

We hereby consent to the use of any extracts of information from Great Place to Work Institute and to references to its name in the registration statement on Form F-1 and the prospectus included therein of Graña y Montero S.A.A.

The quotes authorized in the above paragraph must mention the following “Copyright ©2013 Great Place to Work• Institute, Inc. All rights reserved.”

Sincerely,

/s/ Lizette Alalu Grinstein
Name: Lizette Alalu Grinstein Title: Gerente de Operaciones